Exhibit 15.1

August 8, 2008

Bois d'Arc Energy, Inc.
Chase Tower
600 Travis, Suite 5200
Houston, TX 77002

Shareholders and Board of Directors
Bois d'Arc Energy, Inc.

We are aware of the incorporation by reference in the Registration Statement No. 333-127744 filed on Form S-8 of Bois d'Arc Energy, Inc. and in the Registration Statement filed on Form S-4 (No. 333-151509) of Stone Energy Corporation for the registration of 11,347,000 shares of its common stock and in the related joint proxy statement of our report dated August 8, 2008 relating to the unaudited consolidated interim financial statements of Bois d'Arc Energy, Inc. that are included in its Form 10-Q for the quarter ended June 30, 2008.

/s/ Ernst & Young LLP

Dallas, Texas